Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando (646) 536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Extends 10-K Filing Beyond April 14, 2008 Target

Warsaw, Indiana, April 14, 2008 — Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, today announced that the filing of its 2007 Annual Report on Form 10-K with the Securities and Exchange Commission will be delayed beyond its previously announced April 14, 2008 target.  The filing is now in the final stages and the work is substantially completed.  The Company said the focus is now on formatting the data, completing the financial statements and preparing the filings.

Symmetry has informed its lead bank of the filing timing change and expects to continue discussions with the bank over the next few days as the filings are finalized.

Brian Moore, President and Chief Executive Officer, said, “We are working diligently with our outside auditing team to file our 2007 Form 10-K as soon as possible.  This has been an extremely challenging and time consuming process for management and the audit committee.  We believe we are coming to the finalization of the process. Meanwhile, the Company’s business continues strong in an orthopedic environment that we believe will result in a robust year for Symmetry’s business.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry.  The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business and regarding our Audit Committee’s investigation and related restatement, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “might,” “will,” “should,”

“expect,” “believe,” “anticipate,” “plan,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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